Exhibit 99.1

Contact:	David Gryska Senior Vice President and Chief Financial Officer Celgene Corporation (908) 673-9059	Brian P. Gill Vice President, Corporate Communications Celgene Corporation (908) 673-9530
CELGENE CORPORATION TO PRESENT AT THE 4th ANNUAL CITI BIOTECH CONFERENCE
– Overview on Clinical, Regulatory and Commercial Progress Worldwide –
– 2009 Financial Objectives and Five Year Outlook Reaffirmed –
– Preliminary First Quarter Financial Results Outlined –
SUMMIT, NJ — (March 31, 2009) — Celgene Corporation (NASDAQ: CELG) announced that Sol J. Barer, Ph.D., Chairman and Chief Executive Officer of Celgene will provide an overview of corporate developments and outlook for 2009 milestones at the 4th Annual Citi Biotech Day. During 2009, Celgene expects to advance multiple clinical, regulatory, commercial and financial initiatives in all areas of its global operations, underscored by the recent launch of VIDAZA® in the European Union and globalization of Celgene sales and operations in more than 70 countries.
Despite challenges from the global economic environment, U.S. patient co-pay assistance and increased U.S. free goods to patients, as well as fewer shipping days in the first quarter, preliminary unaudited results indicate total revenue for first quarter 2009 increased to approximately $600 million, or approximately 30 percent, year-over-year. Celgene is targeting REVLIMID® product sales in 2009 to increase to approximately $1.7 billion, driven by initiatives to expand its worldwide commercial potential, continued global market share gains and longer treatment durations. The Company anticipates that VIDAZA sales will nearly double to approximately $400 million.
For 2009, Celgene is reaffirming both its forecast of non-GAAP total revenue of a range from $2.6 to $2.7 billion and its non-GAAP diluted earnings per share guidance from $2.05 to $2.15. The Company expects to achieve results at the lower end of these ranges. For first quarter 2009, non-GAAP diluted earnings per share are expected to increase approximately 20 percent year-over-year based on preliminary unaudited results.
Celgene expects cash, cash equivalents and marketable securities to increase to nearly $3.1 billion by end of year 2009.
The Company reaffirms its five year outlook as it believes the aggressive global expansion of its hematology and oncology franchise, characterized by multiple product launches in various countries, combined with significant operating leverage, improving gross margins and tax rates, should facilitate top line growth of approximately 20 percent and bottom line growth of approximately 25 percent to 30 percent.

Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Webcast
Celgene will host a conference call to discuss the results and achievements of its first quarter 2009 operating and financial performance on April 30, 2009, at 9 a.m. EDT. The conference call will be available by webcast at www.celgene.com.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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